Exhibit 2.1.iii

EXECUTION COPY

AMENDMENT NO. 2

TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 (this “Amendment”), dated as of December 16, 2010 and effective as of October 16, 2010, amends the Agreement and Plan of Merger, dated as of October 16, 2010, as amended on November 1, 2010 (the “Agreement”), by and among Northeast Utilities, a Massachusetts business trust and voluntary association (“Northeast Utilities”), NU Holding Energy 2 LLC, a Massachusetts limited liability company and a direct wholly owned Subsidiary of Northeast Utilities, NU Holding Energy 1 LLC, a Massachusetts limited liability company and a direct wholly owned Subsidiary of Northeast Utilities, and NSTAR, a Massachusetts business trust and voluntary association (“NSTAR”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the parties hereto have entered into the Agreement;

WHEREAS, in accordance with Section 8.1 of the Agreement, the parties hereto wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, the parties to the Agreement, intending to be legally bound, agrees as follows:

i. Section 1.6(c) of Article I of the Agreement is hereby amended to read as follows:

“(c) Except as otherwise provided below, no fractional Northeast Utilities Common Shares shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a holder of Northeast Utilities Common Shares. Any holder of NSTAR Common Shares who would otherwise be entitled to receive a fraction of a share of Northeast Utilities Common Shares pursuant to the Merger (after taking into account all NSTAR Common Shares held immediately prior to the Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s NSTAR Share Certificate(s), be paid in cash the dollar amount specified by Section 1.8(c). Notwithstanding the foregoing or anything to the contrary in this Agreement, participants in NSTAR’s dividend reinvestment plan will receive fractional Northeast Utilities Common Shares (“DRIP Fractional Shares”) rather than cash.”

ii. The first sentence of Section 1.7(i) of Article I of the Agreement is hereby amended to read as follows:

At the Effective Time: (i) all NSTAR Common Shares (“Shares”) outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and (A) each certificate (a “NSTAR Share Certificate”) formerly representing any Share (other than an Excluded Share) and (B) each uncertificated Share (a “Book-Entry Share”) formerly representing any Share (other than an Excluded Share) shall represent only the right to receive Northeast Utilities Common Shares, including DRIP Fractional Shares as applicable, and cash in lieu of any other fractional share of Northeast Utilities Common Shares as contemplated by Section 1.6 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.8 and all holders of NSTAR Share Certificates or Book-Entry Shares shall cease to have any rights as shareholders of NSTAR;”

iii. The first sentence of Section 1.8(c) of Article I of the Agreement is hereby amended to read as follows:

“(c) As promptly as practicable following the Effective Time, the Exchange Agent shall, without taking into account DRIP Fractional Shares, determine the excess of (A) the number of whole shares of Northeast Utilities Common Shares delivered to the Exchange Agent pursuant to Section 1.8(a) representing the Merger Consideration over (B) the aggregate number of whole shares of Northeast Utilities Common Shares which would be distributed to all former holders of outstanding NSTAR Common Shares pursuant to Section 1.6 (such excess being herein called the “Northeast Utilities Excess Shares”).”

iv. The last sentence of Section 1.8(c)(i) of Article I of the Agreement is hereby amended to read as follows:

“The Exchange Agent shall determine the portion of the NSTAR Common Shares Trust to which each former holder of NSTAR Common Shares is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the NSTAR Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest, excluding any DRIP Fractional Shares, to which such former holder of NSTAR Common Shares is entitled (after taking into account all NSTAR Common Shares held as of immediately prior to the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests, excluding any DRIP Fractional Shares, to which all former holders of NSTAR Common Shares are entitled.”

v. Section 1.9 of Article I of the Agreement is hereby amended to read as follows:

“Subject to applicable provisions of Section 1.8, Northeast Utilities, without any action on the part of any holder, will cause the Exchange Agent to (a) issue, as of the Effective Time, to each holder of Book-Entry Shares that number of uncertificated whole shares of Northeast Utilities Common Shares, and DRIP Fractional Shares as applicable, that the holder is entitled to receive pursuant to this Article I and cancel such Book-Entry Shares and (b) mail to each holder of Book-Entry Shares a check in the amount of any cash payable in respect of the holder’s Book-Entry Shares pursuant to Section 1.6(c). Northeast Utilities will also cause the Exchange Agent to mail to each such holder materials (in a form to be reasonably agreed by Northeast Utilities and NSTAR prior to the Effective Time) advising the holder of the effectiveness of the Merger and the conversion of the holder’s Book-Entry Shares pursuant to the Merger”

vi. Section 5.6 of Article V of the Agreement is hereby amended to read as follows:

“Section 5.6 NSTAR Options and NSTAR Stock-Based Awards.

NSTAR and Northeast Utilities shall take all action required so that, at the Effective Time:

(a) each option to purchase NSTAR Common Shares that was granted under the NSTAR Share Plans (collectively the “NSTAR Share Options”) and that is outstanding immediately prior to the Effective Time shall convert into an option to acquire, on the same terms and conditions as were applicable to the NSTAR Share Option prior to the merger (after giving effect to any acceleration of vesting as a result of the transactions contemplated by this Agreement), a number of Northeast Utilities Common Shares equal to the product of the number of NSTAR Common Shares subject to the NSTAR Share Option and the Exchange Ratio, rounded down to the nearest whole share of Northeast Utilities Common Shares, at an exercise price per share of Northeast Utilities Common Shares equal to the quotient obtained by dividing the per share exercise price of the NSTAR Share Option by the Exchange Ratio, rounded up to the nearest whole cent. To the extent that Section 409A or Section 421(a) of the Code applies to any such NSTAR Share Options, the foregoing adjustment will be subject to such modifications, if any, as are required to cause the conversion contemplated by this Section 5.6 to be made in a manner consistent with Section 409A or Section 421(a) of the Code, as applicable.

(b) each NSTAR performance share and deferred stock award that was granted under the NSTAR Share Plans (collectively the “NSTAR Stock-Based Awards”) and that is outstanding at or immediately prior to the Effective Time shall convert into the right to receive, on the same terms and conditions as were applicable to the NSTAR Stock-Based Award prior to the merger (after giving effect to any acceleration of vesting as a result of the transactions and the terms and conditions contemplated by this Agreement), a number of Northeast Utilities Common Shares equal to the product of the total number of NSTAR Common Shares subject to such NSTAR Stock-Based Award and the Exchange Ratio, rounded down to the nearest whole share of Northeast Utilities Common Shares.”

vii. No Other Amendments or Supplements to Agreement.

On and after the date hereof, each reference in the Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Agreement as amended and supplemented hereby.

Except as otherwise expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and continue in full force and effect.

viii. Counterparts. This Amendment may be executed in several counterparts (including counterparts delivered by facsimile transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 2 to be executed as of the date first above written.

NORTHEAST UTILITIES

By:	/s/ Gregory B. Butler
Name:	Gregory B. Butler
Title:	Senior Vice President and General Counsel

NU HOLDING ENERGY 1 LLC

By:	/s/ Gregory B. Butler
Name:	Gregory B. Butler
Title:	Vice President and Secretary

NU HOLDING ENERGY 2 LLC

By:	/s/ Gregory B. Butler
Name:	Gregory B. Butler
Title:	Vice President and Secretary

NSTAR

By:	/s/ Douglas S. Horan
Name:	Douglas S. Horan
Title:	Senior Vice President, Secretary and General Counsel

[Signature Page to Amendment 2 to Agreement and Plan of Merger]